Exhibit 99.1
N E W S     R E L E A S E
25701 Science Park Drive
Cleveland, OH 44122
FOR IMMEDIATE RELEASE
LAMSON & SESSIONS MODERATES FULL YEAR 2006 EARNINGS ESTIMATE
•	Expects Record 2006 Earnings of $2.42 to $2.43 Per Diluted Share

•	Net Sales in Line with Previous Expectations

•	Fourth Quarter Results Impacted by Significant Decline in Residential Construction and Cyclical Weakness in PVC Pipe Business

•	Fourth Quarter Operating Results are the Second Highest in Company History Despite Lower Demand in Last Half of the Quarter
     CLEVELAND, Ohio, January 16, 2007 — Lamson & Sessions (NYSE:LMS) today announced that the Company estimates that its net income for the full year of 2006 will be $38.9 million to $39.2 million, or $2.42 to $2.43 per diluted share. This is the highest full year net income in the Company’s history, but it is less than the estimated range of $40.3 million to $40.7 million, or $2.50 to $2.53 per diluted share, which the Company provided in its earnings release dated October 26, 2006. Full year 2006 net sales are also expected to be at record levels of $560 million to $561 million.
     Net income for the fourth quarter of 2006 is expected to range from $3.7 million to $4.0 million, or 23 to 24 cents per diluted share, compared with the Company’s previous estimate of 32 to 35 cents per diluted share. Net sales for the fourth quarter are projected to be $115 million to $116 million, which is in line with the Company’s previous estimate of $115 million to $120 million.
     The lower earnings estimates are primarily attributable to the Company’s PVC Pipe business segment, which is expected to report an operating loss of $1 million to $2 million in the fourth quarter of 2006. This segment’s operating loss is due to an industry-wide inventory reduction in the fourth quarter following a mild hurricane season along with lower energy costs. These factors caused an accelerated decline in selling prices that outpaced a decrease in raw material costs. In addition, the residential construction market was much weaker than expected. These market conditions resulted in lower operating rates and higher than anticipated manufacturing variances for the Company.

     A live Internet broadcast of the Company’s conference call regarding its fourth quarter and full year 2006 financial performance can be accessed via the investor relations page on the Company’s Web site (www.lamson-sessions.com) at 2:00 p.m. Eastern Time on Friday, February 16, 2007.
     Lamson & Sessions is a leading producer of thermoplastic enclosures, fittings, wiring outlet boxes and conduit for the electrical, telecommunications, consumer, power and wastewater markets. For additional information, please visit our Web site at: www.lamson-sessions.com.
     This press release contains forward-looking statements that involve risks and uncertainties within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those expected as a result of a variety of factors, such as: (i) the volatility of resin pricing, (ii) the ability of the Company to pass through raw material cost increases to its customers, (iii) the continued availability of raw materials and consistent electrical power supplies, (iv) maintaining a stable level of housing starts, telecommunications infrastructure spending, consumer confidence and general construction trends, (v) any adverse change in the country’s general economic condition affecting the markets for the Company’s products and (vi) the ability of the Company to identify and complete acquisitions that would complement its businesses, including the possibility of needing additional debt and equity financing to complete such acquisitions. Because forward-looking statements are based on a number of beliefs, estimates and assumptions by management that could ultimately prove to be inaccurate, there is no assurance that any forward-looking statement will prove to be accurate.
FOR FURTHER INFORMATION, PLEASE CONTACT:

James J. Abel
Executive Vice President and
Chief Financial Officer
Lamson & Sessions
(216) 766-6557

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